Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701
Company contact:
Christina W. Hagan
Chief Financial Officer
(800) 332-9766
www.dawson3d.com
Dawson Geophysical Renews Shareholder Rights Plan
MIDLAND, Texas, July 8, 2009/PRNewswire-FirstCall/ — — Dawson Geophysical Company (Nasdaq: DWSN - News) announced today that its Board of Directors has adopted a Rights Plan designed to protect Company shareholders from coercive or unfair takeover techniques. The Rights Plan, which will become effective on July 23, 2009, will replace the previous rights plan that was originally adopted in 1999 and will expire on July 23, 2009. Terms of the Rights Plan provide for a dividend distribution of one Right for each outstanding share of Common Stock to holders of record at the close of business on July 23, 2009. The Rights Plan would be triggered if an acquiring party accumulates 15% or more of the Company’s Common Stock and would entitle holders of the Rights to purchase either the Company’s stock or shares in an acquiring entity at half of market value. The Company would generally be entitled to redeem the Rights at $0.01 per Right at any time until the tenth day following the time the rights become exercisable. The Rights will expire on July 23, 2019.
The Company plans to outline the specific details of the new Rights Plan in a current report to be filed on Form 8-K with the Securities and Exchange Commission.
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, limited number of customers, credit risk related to our customers, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, managing growth, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2008. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
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Source:	Dawson Geophysical Company